Exhibit 10.49

SECOND AMENDED AND RESTATED CONTRACT FOR THE SUPPLY OF

FULFILMENT AND CALLCENTER SERVICES

This contract is between:

Opodo Limited

Whose registered office is 5 Chancery Lane, Clifford’s Lane, London EC4A LBU

(Hereinafter referred to as Opodo)

+

And; TRX Europe limited

Whose registered office is Sutherland House, Russell Way, Crawley, West Sussex,

RH10 1UH (Hereinafter referred to as TRX)

I have read and accept the Terms and Conditions contained herein:

Signed for and on behalf of Opodo Limited		Signed for and on behalf of TRX Europe Limited

By:	/s/ Simon Vincent	By:	/s/ Trip Davis
Name:	Simon Vincent	Name:	Trip Davis
Title:	CEO OPODO	Title:	President & CEO

Date:	30/11/04	Date:	29 November 2004

WHEREAS:

Opodo wishes to retain TRX as a supplier of certain services as defined herein.

1.	Definitions

1.1	As used herein the following terms shall have the following meanings, unless the context otherwise requires:

“Agreement” means the agreement between Opodo and TRX, comprising this document and its Schedules.

“Average Handling Times” means Talk Time plus Wrap Time for telephone and email handling times as set out in Schedule 7 and split by market.

“Change Management Procedure” means the procedure detailed in Schedule 4.2. Any amendments to the scope of Services that likely will result or have resulted in an increase or decrease in Average Handling Times of 10% or more in any one market, or that would require TRX support and services in connections with the proposed entry by Opodo into New Markets as contemplated by Section 4.4, must be handled through the Change Management Procedure.

“Confidential Information” means any information relating to the business and affairs (including Intellectual Property Rights) of both Opodo and TRX and to the identity and business affairs of either parties customers and clients and potential customers and clients which comes to either parties’ attention or possession and which both parties regard, or could reasonably be expected to regard as confidential, whether or not any such tangible information is marked ‘confidential.’

“Existing Markets” means the markets of France, Germany and the U.K.

“Force Majeure” means any event or circumstance which is beyond the reasonable control of TRX, including an act of God, lightning, fire, storm, flood, earthquake, act of a public enemy, war declared or undeclared, threat of war, terrorist act, blockade, revolution, riot, insurrection, civil commotion, public demonstration, sabotage and act of vandalism, but excluding strikes, lockouts or other industrial disturbances occurring solely within the business of TRX.

“Intellectual Property Rights” means copyrights, patents, utility models, trademarks, service marks, design rights (whether registered or unregistered), database rights, and proprietary information rights.

“Operations Manual” means the manual produced by Opodo and provided to TRX (and reasonably acceptable to TRX) as updated from time to time and used for training purposes. In the event of any discrepancy between this Agreement and the Operations Manual, this Agreement will govern and control.

2.	Term of this Agreement

2.1	The parties agree that the First Amended and Restated Contract for the Supply of Fulfilment and Callcentre Services dated 29 November 2004 (the “First Amendment”) shall be amended and restated as set forth herein effective 1 January 2005 and all its terms and conditions will be superseded by those detailed in this Agreement.

2.2	This Agreement is entered into as of the date first written above and its terms and conditions shall automatically supersede and restate in all respects the First Amendment as of 1 January 2005 and terminate on 31 December 2007 unless terminated earlier in accordance with Section 7.

3.	Performance of the Services

3.1

TRX shall perform for Opodo the fulfilment and call centre services detailed in Schedule 1 (the “Services”) in accordance with the Service Levels detailed in Schedule 2. During the term of this agreement Opodo may elect, on at least 6 months notice to TRX, to change the levels of TRANXACT services (i) from Level 1 to Level 2 in the UK and/or (ii) from Level 2 to Level 1 in Germany in relation to markets serviced from the TRX offices in Berlin. *

*        CONFIDENTIAL TREATMENT REQUESTED

*

3.2	In performing the Services, TRX shall comply with all relevant legislation, regulations, codes of practice, guidance notes and other requirements applicable to its operations.

3.3	TRX has been informed of the requirements of Opodo and is aware of the Services to be provided and TRX hereby warrants that it has the skill and competence to meet those requirements and that they will perform the Services with skill, integrity and competence.

3.4	TRX shall inform Opodo promptly, giving details of the circumstances, reasons and likely duration, in the event that it becomes aware of anything of whatever nature and whether or not the result of any act or omission on the part of TRX or its employees or subcontractors which may prevent TRX from materially fulfilling its obligations in accordance with this Agreement.

3.5	TRX shall at all times have the necessary licences, approvals and consents necessary to allow TRX to be the lawful users of any computer hardware and software used by TRX for the purposes of this Agreement. For the avoidance of doubt, TRX shall not be liable for breach of this Section 3.5 where such breach arises directly as a result of Opodo failing to comply with its obligations pursuant to Sections 6.2 and 9.7.

3.6	Except to the extent expressly provided in this Section 3 all other warranties or conditions as to the quality or standard of performance of the Services whether express, implied, statutory or otherwise are hereby excluded to the extent permitted by law.

3.7	The parties acknowledge the “*” provisions set forth on Schedule 5.

3.8	For purposes of this Section 3.8, the following terms have the following meanings:

“Affiliate” of an entity means any other entity directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such entity. For this purpose, “control” shall exist when an entity owns beneficially, directly or indirectly, 51% or more of the outstanding voting securities or equity interests of another entity or where an entity has the ability to elect or to cause the election of a majority of the board of directors of another entity.

“Annual Minimum Volume” means the aggregate volume of TRANXACT Level 1 ticket transactions performed by TRX for Opodo in the Existing Markets during the 12 months ending 31 December 2004.

“TRANXACT Level 1 Services and Functionality” means the services and functionality provided generally by TRX’s TRANXACT Level 1 services offering.

*        CONFIDENTIAL TREATMENT REQUESTED

(a) While there is no exclusivity obligation in this Agreement, it is TRX’s hope and expectation that Opodo shall procure all of its TRANXACT Level 1 Services and Functionality needs in or with respect to the Existing Markets fromTRX.

(b) In the event Opodo procures TRANXACT Level 1 Services and Functionality in the Existing Markets from any party other than TRX (an “Alternative Supplier”), Opodo shall give TRX written notice of same. *

(c) For the avoidance of doubt, any adverse effect or diminishment in Annual Minimum Volume resulting from or in connection with the exercise of Opodo’s rights under Section 7.1 of this Agreement will be excluded from the above calculations.

(d) For the avoidance of doubt, Opodo shall not be liable for any adverse effect or diminishment on Annual Minimum Volume: *

4.	Payment

4.1	In consideration of the provision of the Services, Opodo shall pay to TRX the fees detailed in Schedule 3 (the “Fees”) and in consideration for the provision of the “UK Management Services” (as defined in Schedule 5), the fees set out in Schedule 5. All fees payable hereunder are exclusive of VAT.

* CONFIDENTIAL TREATMENT REQUESTED

4.2	*

4.3	Unless the parties otherwise agree (e.g. pursuant to or in connection with a Change Management Procedure), any change in the Fees resulting from the Change Management Procedure detailed on Schedule 4.2 will be limited as follows:

(a)	*

(b)	*

4.4	If Opodo requests, and TRX agrees, that TRX shall provide Level 1 TRANXACT services (as defined in Schedule 1) for new markets in which Opodo may in the future operate (“New Markets”, which shall in no event include the Existing Markets), such services will be provided in accordance with pricing then currently applicable to Level 1 TRANXACT. Similarly, if Opodo requests, and TRX agrees, that TRX shall provide Level 2 TRANXACT services (as defined in Schedule 1) for New Markets in which Opodo may in the future operate, such services will be provided in accordance with pricing then currently applicable to Level 2 TRANXACT.

(a)	With respect to both Level 1 TRANXACT and Level 2 TRANXACT, such pricing is independent of, and does not include, any development or other related costs that may be charged to Opodo in connection with the entry into and the provision in such New Market of TRANXACT services, and unless otherwise agreed by the parties, any requested provision by TRX of services to support an entry by Opodo into any New Market pursuant to this Section 4.4 shall be subject to a Change Management Procedure.

*        CONFIDENTIAL TREATMENT REQUESTED

(b)	For the avoidance of doubt, (i) unless Opodo and TRX agree as herein contemplated, in no event will Opodo be under any obligation to use TRX for the provision of services in any New Market, nor will TRX have any obligation to provide such services in such New Markets, and (ii) as used in this Agreement, references to TRANXACT services are also deemed to include CORREX services.

4.5	Except with respect to the monthly prepayment provided and paid in accordance with Schedule 3 (in the section titled “Payment Terms”) and agreed prepaid costs set out in Schedule 5, all fees, costs and expenses to be paid by Opodo hereunder shall be paid by Opodo *. Fees shall be invoiced and paid in accordance with Schedule 3.

4.6	Sums not paid by their due date shall bear interest from day to day at 3% above the base rate of Barclays Bank plc from time to time or such other rate as may replace it. Further, a party’s failure to pay amounts due under this Agreement within 15 days of notice of such non-payment shall be deemed a material breach of this Agreement (provided in all events that the initial 30 days standard payment terms contemplated by Section 4.5 and/or Schedule 3, as the case may be, has elapsed). The parties agree that this remedy provides the payee party with a substantial remedy for the purposes of the Late Payment of Commercial Debts (Interest) Act 1998 and that the parties waive and exclude the statutory right to interest otherwise granted under such Act.

5.	Confidentiality

5.1	Except as permitted by law, neither party shall disclose any Confidential Information relating to the other party without the prior, written consent of the other party.

5.2	Neither party shall make any unauthorised use of the Confidential Information belonging to the other party.

5.3	Either party shall immediately notify the other party should it become aware of the possession, use or knowledge of any of the Confidential Information by any unauthorised person, whether during or after the term of the Agreement and shall provide such assistance as is reasonable to deal with such an event.

6.	Intellectual Property Rights

6.1

Any and all copyright and other intellectual property rights or other deliverables and work product produced in the performance of the Services and otherwise produced or created by TRX, its employees, agents or subcontractors exclusively for and paid for by Opodo shall belong to Opodo. TRX will assign or will procure the assignment of any such rights to Opodo and will take reasonable steps to confirm vesting of title of any or all such intellectual property rights in any or all countries in Opodo or its nominee absolutely. TRX will execute such documents and provide such information

*        CONFIDENTIAL TREATMENT REQUESTED

and assistance as Opodo reasonably requests for the purpose of confirming those rights to Opodo.

6.2	All TRX software and hardware is and will remain the property of TRX and Opodo shall not obtain any rights to such property by virtue of this Agreement. For the avoidance of doubt, hardware and other assets owned by Opodo and used in connection with the performance of this Agreement are identified on Schedule 6.2 hereto. TRX hereby grants to Opodo a personal, non-exclusive, non transferable license for the term of this Agreement to use any TRX software or other TRX Intellectual Property Rights to the extent necessary for the exercise and performance of Opodo’s rights and obligations under this Agreement. Similarly, Opodo hereby grants to TRX a personal, non-exclusive, non transferable license for the term of this Agreement to use any Opodo software or other Opodo Intellectual Property Rights to the extent necessary for the exercise and performance of TRX’s rights and obligations under this Agreement.

7.	Termination

7.1	*

7.2	Either party may terminate this Agreement immediately at any time by written notice to the other party if:

(a)	that other party commits any material breach of its obligations under this Agreement which (if remediable) is not remedied within 30 days (or 15 days with respect to a payment default, as set forth in Section 4.6) after the service of written notice specifying the breach and requiring it to be remedied; or

(b)	that other party ceases to trade (either in whole, or as to any part or division involved in the performance of this Agreement), or becomes insolvent, has a receiver, administrative receiver, administrator or manager appointed of the whole or any part of its assets or business, makes any composition or arrangement with its creditors, takes or suffers any similar action in consequence of debt or an order or resolution is made for its dissolution or liquidation (other than for the purpose of solvent amalgamation of reconstruction);

*        CONFIDENTIAL TREATMENT REQUESTED

7.3	*

7.4	Upon termination of this Agreement or any portion hereof by Opodo in accordance with section 7.1 or 7.3 above, Opodo shall reimburse to TRX any capital expenditure (unless, and only to the extent, previously written down or off by TRX) relating to equipment specifically purchased by TRX during the term of this Agreement (and prior approved by Opodo) in order to perform the Services for Opodo.

7.5	Upon termination of this Agreement, each party shall promptly return to the other or dispose of it in accordance with the other’s instructions all Confidential Information and other data and documents and copies thereof disclosed or supplied to it pursuant or in relation to this Agreement and shall certify in writing to the other when the same has been completed.

7.6	TRX acknowledges that it is critical for Opodo to have continuity of the Services following termination of the Agreement or any part of the Services and, in this respect, TRX agrees to co-operate with Opodo and/or any new service provider appointed by Opodo to provide the Services, or any part of them, all upon such commercially reasonable terms and fees as may be agreed by the parties, in ensuring smooth handover and continuity of the Services during the handover period as detailed in Schedule 4.1.

8.	Liability

8.1	TRX shall indemnify Opodo from all claims, actions or demands by third parties against Opodo, and from all damages, losses, costs, expenses and payments whatsoever suffered or incurred by Opodo in respect of any breach of the Agreement by TRX arising during the Agreement. Opodo may satisfy this indemnity for any valid claims from any payments due to TRX by Opodo.

8.2	Opodo shall indemnify TRX from all claims, actions or demands by third parties against TRX, and from all damages, losses, costs, expenses and payments whatsoever suffered or incurred by TRX in respect of any breach of the Agreement by Opodo arising during the Agreement.

8.3	Subject to Section 8.5 below, the liability of TRX and Opodo under this Agreement whether in contract, tort or otherwise (including but not limited to liability under the indemnities given under Sections 8.1 and 8.2 but excluding any indemnity given in Schedule 5) shall not exceed the aggregate of the Fees accrued in the 3 month period immediately prior to the month in which the event occurred or the series of events commenced giving rise to an indemnity or other claim pursuant or related to this Agreement.

8.4	SUBJECT TO SECTIONS 8.5 AND 8.6 BELOW, NEITHER OPODO NOR TRX SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL

*        CONFIDENTIAL TREATMENT REQUESTED

DAMAGES, OR FOR ANY ECONOMIC LOSS OR FOR LOSS OF PROFITS, BUSINESS, CONTRACTS, GOODWILL OR ANTICIPATED SAVINGS.

8.5	NOTWITHSTANDING THE PROVISIONS OF SECTION 8.3 AND 8.4 ABOVE, SUCH LIMITATIONS SHALL NOT LIMIT TRX’S LIABILITY FOR WILFUL REFUSAL TO PERFORM THE SERVICES IN ACCORDANCE WITH THIS AGREEMENT, WITH A KNOWING AND SPECIFIC INTENT TO HARM THE BUSINESS OF OPODO, UNDER CIRCUMSTANCES WHERE TRX IS CAPABLE OF PERFORMING (NOT FOR EXAMPLE BUT NOT LIMITED TO AS A RESULT OF FORCE MAJEURE) AND WHERE OPODO IS NOT IN MATERIAL BREACH OF THIS AGREEMENT (A “STOP PERFORMING BREACH”). IN THE EVENT OF A STOP PERFORMING BREACH, THE LIABILITY OF TRX SHALL NOT EXCEED *.

8.6	TRX shall not be liable for any acts, errors, omissions, losses, injuries, deaths, property damage, accidents, delays, non-performances, or any other irregularities, or any resulting indirect or consequential damages, occasioned by the actions of the airlines or third party suppliers engaged in providing travel services (except where such suppliers are TRX’s own agents or sub- contractors (e.g. temporary or contract employees)).

8.7	Nothing in this Section 8 shall limit either party’s liability for death or personal injury resulting from its negligence or for fraud.

8.8	Each of the parties hereby irrevocably waives any right, remedy or claim it may have against the other in contract, tort or the law generally (including without limitation any right to be indemnified) arising directly or indirectly out of the previous agreement between them dated 1 January 2004 or any agreement prior to 1 January 2004 related to the same subject matter (“the Previous Agreement”) and the parties mutually release each other from any liability in relation to any breach of any obligation owed by one party to the other under or with reference to the Previous Agreement which arose prior to the date of this Agreement and regardless of whether a party has notified the other in writing or otherwise of any such claim or liability, save in respect of any breach or potential breach of the Previous Agreement: (i) involving fraud, fraudulent misrepresentation; or (ii) involving death or personal injury resulting from the negligence of a party.

9.	General

9.1	If any term herein conflicts with any term contained in either one of the Schedules then the Schedules shall take precedence.

9.2	English law shall govern the interpretation, construction, effect and enforceability of the Agreement and the parties agree to submit to the exclusive jurisdiction of the English Courts, unless it is expressly provided otherwise in this Agreement.

*        CONFIDENTIAL TREATMENT REQUESTED

9.3	Neither party may assign this Agreement without the prior written consent of the other party, which shall not be unreasonably withheld.

9.4	TRX will observe the provisions of the Data Protection Acts of 1984 and 1998, and shall indemnify Opodo for any breach thereof. Opodo shall indemnify TRX and its employees and agents against any liabilities arising from any breach of same Acts by Opodo.

9.5	No rights shall accrue to any third party under this agreement pursuant to The Contracts (Rights of Third Parties) Act 1999.

9.6	If TRX is prevented, hindered or delayed from performing any of its obligations under this agreement by Force Majeure, TRX’s obligations shall be suspended for so long as the Force Majeure continues and the relevant Service Levels shall be adjusted to reflect this. During the period of “catch up” following an incident of this type, TRX will also be relieved from paying applicable service credits relating to SLA’s. Notwithstanding the foregoing, if TRX is subject to a Force Majeure event that prevents its performance hereunder, it shall use all commercially reasonable efforts during the pendency of such Force Majeure event to mitigate the adverse effects on its services resulting from such event, including but not limited to attempting to migrate affected services to service centres not then affected by such event.

9.7	Opodo shall obtain all necessary consents from its vendors, licensors, customers and related parties to permit TRX to provide the Services.

9.8	This Agreement contains the entire agreement between the parties in relation to its subject matter and supersedes any previous agreement, whether written or oral. This shall not be construed as limiting either party’s liability for fraudulent misrepresentation.

SCHEDULE 1

THE SERVICES

TRX will provide the services set out in the table contained in this Schedule 1 (the “Services”). For the purposes of this Schedule 1, the following abbreviations have the following meanings:

*

*        CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 2

SERVICE CREDIT / INCENTIVE MATRIX

*

*        CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 3

FEES

TRANXACT Services

Level 1

*

*        CONFIDENTIAL TREATMENT REQUESTED

Level 2

*

*        CONFIDENTIAL TREATMENT REQUESTED

The following optional Level 2 prices apply to the UK.

*

*        CONFIDENTIAL TREATMENT REQUESTED

SELEX

CE SELEX

*

*        CONFIDENTIAL TREATMENT REQUESTED

Payment Terms

*

Contact Volumes

*

Customer Complaint Handling

*

*        CONFIDENTIAL TREATMENT REQUESTED

Deliverables

*

*        CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 4.2

CHANGE MANAGEMENT PROCEDURE

1	If either Opodo or TRX (the “Proposer”) wish to propose a change to the nature or manner of provision or receipt of the Services (a “Proposed Change”), it shall notify the other party (the “Recipient”) of the Proposed Change and such Proposed Change shall be introduced pursuant to this Schedule 4.2.

2	The Proposer must supply the Recipient with sufficient information and detail to enable to Recipient to properly consider the Proposed Change. The Recipient may in good faith request further investigation/information if it reasonably considers that it does not have sufficient information to properly consider the Proposed Change. The parties will each use reasonable endeavours to ensure that this process is carried out quickly and without unreasonable costs being incurred by either party.

3	Following receipt of a notice under paragraph 1 AND sufficient information under paragraph 2 above, the Recipient shall within 30 days provide to the Proposer a proposal indicating either:

(a)	the reasons why the Proposed Change is impracticable (in which case, should the Proposer wish to pursue the matter, it shall be escalated in accordance with paragraph 5 below); or

(b)	the time that would be necessary to implement such Proposed Change and any changes that would need to be made to the Fees, the Services, Schedule 5 and any other relevant aspects of this Agreement in order to implement such Proposed Change.

4	The Proposer must notify the Recipient within 30 days of any proposal made in accordance with paragraph 3(b) whether it accepts such proposal or not. If the Proposer accepts such proposal, the Recipient and the Proposer shall agree a date on which the Proposed Change shall be implemented and the Services, Fees, Services Levels, Schedule 5 and other aspects of this Agreement referred to in the proposal shall be amended accordingly with effect from that date. If the Proposer does not accept such proposal, and wishes to pursue the matter, it shall be escalated in accordance with paragraph 5 below.

5

(a)	If the parties cannot agree to a Proposed Change (including the affect the implementation of it would have on this Agreement), the matter shall be escalated to the CEO of Opodo and the CEO (or his executive officer designee) of TRX who will for a period of not less than 15 days attempt in good faith to resolve the matter.

(b)	If the matter is not resolved by negotiation, the parties will refer the dispute to mediation in accordance with the Centre for Dispute Resolution (“CEDR”) procedures. If the parties fail to resolve the matter within 60 days of the initiation of the procedure, the dispute shall be referred to arbitration in accordance with the rules of the London Court of International Arbitration/litigation. The initiation of the procedure is defined as the written request to CEDR by both parties for mediation.

(c)	Unless concluded with a written legally binding agreement, all negotiations connected with the dispute and the mediation in accordance with CEDR procedures shall be conducted in confidence and without prejudice to the rights of the parties in any future proceedings, provided that nothing in this paragraph shall prevent any of the parties from making representations to the arbitral tribunal/any court of competent jurisdiction as to the conduct of any other party in any negotiations or mediation in the context of any proposed award of costs.

(d)	Each of the parties reserve all their respective rights in the event that no agreed resolution shall be reached in the mediation.

SCHEDULE 5

*

*        CONFIDENTIAL TREATMENT REQUESTED

HR Administration–general description of expected Human Resources functionality:

*

*        CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 6.2

HARDWARE OWNED BY OPODO

Items	Unit Price
*	*

*        CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 7

AVERAGE HANDLING TIMES

TELEPHONE.

*

EMAIL

*

*        CONFIDENTIAL TREATMENT REQUESTED